Exhibit 99.1

28 October 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE MAKES FIRST ITALIAN INVESTMENT WITH €185.5 MILLION PURCHASE OF
NINE OFFICES LET TO THE ITALIAN GOVERNMENT

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, has conditionally acquired a portfolio of nine offices in Italy fully let to the Italian government. The portfolio is being acquired from InvestiRE SGR, as the management company of the closed-end mutual property investment fund known as Fondo Immobili Pubblici (“FIP”). The portfolio net purchase price is €185.5 million, reflecting a yield on cost of 6.3%.
The portfolio comprises nine high quality office buildings 100% occupied by Italian government ministries (see Table 1), across 1.1 million sq ft (99,200 sq m) of lettable space, generating a day one NOI of €12.1 million, subject to annual indexation of 75% of CPI. The majority of the offices have been comprehensively refurbished with 50% of NOI being generated from properties refurbished from 2014. The unexpired lease term is 7.1 years with all the existing leases expiring simultaneously in December 2022.
At Via Valtellina, Milan, the local council approved a resolution to grant planning consent in September, to take effect in 2016, for the redevelopment of the adjoining Farini rail exchange, including the KWE’s Via Valtellina property. This will see significant regeneration of the area and development of new offices, residential property and parks over an area comprising c. 5 million sq ft.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“This is KWE’s first investment in Italy, having kept a close eye on the market since IPO. This is an exceptional portfolio backed by strong covenants to the Italian government with long unexpired lease terms relative to local leases. The portfolio includes institutional quality assets with significant reversionary potential, redevelopment angles and good liquidity of smaller assets with good income returns and a sticky government tenant.
“With a major redevelopment in Milan, two institutional properties with material reversion in Rome and Florence, and the majority of the remaining smaller lot sizes deemed strategic by the Italian government, KWE’s entry basis of €174 psf (€1,870 psm) is favourable to historic market capital values (see Table 2). We expect to grow both income and capital values as we implement our value-enhancing asset management programme.”
The portfolio will be held by a closed-end real estate alternative investment fund named Olimpia Investment Fund, wholly-owned by KWE and managed by Savills Investment Management SGR. The conditional acquisition by the Olimpia Investment Fund is expected to close on or around 30 December 2015 and will be funded from the Company’s cash resources.
CBRE advised on the transaction.
-Ends-

For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Richard Sunderland/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Appendix
Table 1: Summary of KWE Italian office portfolio

City	Location	Area (sq ft)	Italian government ministries in occupation
Milan	Via Valtellina	283,400	Customs, Finance
Rome	Via Carcani	173,900	Education
Brescia	Via Benedetto Croce	121,500	Social Security
Florence	Viale Belfiore	120,100	Social Security
Trieste	Via S. Anastasio	88,700	Social Security
La Spezia	Piazza Europe	87,000	Tax, Economy & Finance
Rome	Via Carlo Spegazzini	74,700	Social Security
Reggio Calabria	Via del Plutino	61,400	Customs, Tax, Economy & Finance
Arezzo	Via F. Petrarca	57,200	Land, Tax, Economy & Finance
Total		1,067,900

Table 2: KWE Italian office portfolio acquisition metrics vs weighted historical market metrics

KWE Italian FIP portfolio	10-year peak	10-year average	10-year trough	Discount to 10-year peak	Discount to 10-year average	Discount to 10-year trough
Capital value (€ psm)
1,870	3,945	3,294	2,811	53%	43%	33%